EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 9, 2020

COLUMBIA BANKING SYSTEM APPOINTS AARON DEER CHIEF FINANCIAL OFFICER

TACOMA, Wash. – April 9, 2020 – Columbia Banking System, Inc. and Columbia Bank (NASDAQ: COLB) (“Columbia”) today announced that Aaron Deer has been appointed Columbia’s Executive Vice President and Chief Financial Officer, effective on or before April 30, 2020. Mr. Deer’s appointment is the result of an extensive national search following the departure of Greg Sigrist in February 2020.

Mr. Deer was most recently a Managing Director and Senior Research Analyst at Piper Sandler. As an equity analyst, he covered West Coast financial institutions for nearly 20 years with a focus on commercial banks and thrifts, financing of venture capital and private equity-backed enterprises as well as innovation among financial intermediaries. Prior to Piper Sandler, Mr. Deer provided research coverage on a variety of regional and national banks for RBC Capital Markets, and he supervised research and valuation teams for a middle-market M&A boutique. Mr. Deer began his career serving in a variety of frontline and back-office positions at community banks.

“We are delighted to welcome Aaron to Columbia’s executive team,” said Clint Stein, Columbia’s President and Chief Executive Officer, “Aaron has earned a reputation as an industry thought leader, particularly among West Coast banks. We look forward to combining his broad industry expertise with a detailed understanding of our business as we continue to sharpen strategies for improved operating leverage and continued growth.”

Mr. Deer noted, “I am excited to join the Columbia Bank leadership team. I’ve had the pleasure of working with Clint and the team for more than a decade and I’ve always appreciated Columbia’s authentic culture and the strength of the brand. The team has built a solid foundation with tremendous potential and I look forward to contributing to the Bank’s continued growth and success.”

Mr. Deer holds a Master of Business Administration degree (international business) and a Master of Arts degree (international affairs) from The George Washington University and a Bachelor of Business Administration degree (economics) from the University of North Dakota. He is quoted frequently in national media on banking issues, financial innovation and the economy, and he advises management teams and boards on strategy and industry trends.

EXHIBIT 99.1

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. For the 13th consecutive year, the bank was named in 2019 as one of Puget Sound Business Journal's "Washington's Best Workplaces," and for the 8th consecutive year, Columbia has been ranked as one of the nation's best banks by Forbes. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2018, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Investor Relations Contact:
InvestorRelations@columbiabank.com
253-305-1921

Media Contact:
Moira Conlon Financial Profiles, Inc.
310-622-8220
mconlon@finprofiles.com